CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the U.S. Global Investors Funds and to the use of our report dated February 27, 2019 on the financial statements and financial highlights of All American Equity Fund, China Region Fund, Emerging Europe Fund, Global Resources Fund, Gold and Precious Metals Fund, Holmes Macro Trends Fund, Near-Term Tax Free Fund, U.S Government Securities Ultra-Short Bond Fund, and World Precious Minerals Fund, each a series of shares of beneficial interest in U.S. Global Investors Funds. Such financial statements and financial highlights appear in the December 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 25, 2019